Exhibit 99.1

EXECUTION VERSION

CONDITIONAL NOTICE OF FULL REDEMPTION

TO THE HOLDERS OF CPG INTERNATIONAL LLC’s

9.500% SENIOR NOTES DUE 2021

CUSIP Number: 12655XAA8, U2205XAA1*

June 9, 2020

Reference is made to that certain Indenture, dated as of May 12, 2020 (the “Indenture”), by and among CPG International LLC, a Delaware limited liability company, as issuer (the “Issuer”), the guarantors party thereto and Wilmington Trust, National Association, as trustee, relating to the Company’s 9.500% Senior Notes due 2025 (the “Notes”).

NOTICE IS HEREBY GIVEN pursuant to Sections 5.3 and 5.7 of the Indenture, that the Issuer has elected to redeem on June 24, 2020 (as such date may be extended, the “Redemption Date”) all of the then outstanding Notes at a redemption price equal to 107.125% of the principal amount of the Notes plus any accrued and unpaid interest on the Notes to, but excluding, the Redemption Date (the “Redemption Price”). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

This notice (this “Redemption Notice”) is conditioned upon (A) the consummation of the proposed initial public offering in a manner satisfactory to the Issuer in its sole discretion (the “Proposed IPO”) of common stock of CPG Newco LLC, and (B) receipt by the Issuer of funds pursuant to such Proposed IPO in an amount sufficient to pay the Redemption Price on or before the Redemption Date, and pay fees and expenses related to the transactions described in this paragraph, as determined by the Issuer in its sole discretion; it being understood that this Redemption Notice shall be of no force and effect, and the Issuer shall not be required to redeem the Notes, unless the conditions described in this paragraph are so met on or before the Redemption Date.

The Issuer expressly reserves the right, in its sole discretion, to (1) extend the Redemption Date, (2) waive any condition set forth in this Redemption Notice or (3) at any time prior to the Redemption Date, terminate the redemption of the Notes.

On the Redemption Date, the Redemption Price shall become due and payable upon each of the outstanding Notes. Payment of the Redemption Price shall be made, by 11:00 a.m. (New York City time) on the Redemption Date, in accordance with the terms of the Indenture, at the office of the Trustee identified below. Unless the Issuer defaults in making the payment of the Redemption Price, interest on the Notes shall cease to accrue from and after the Redemption Date.

*

This CUSIP number has been assigned to this issue by Standard & Poor’s Corporation and is included solely for the convenience of the holders of the Notes. None of the Issuer, the Trustee or the Paying Agent shall be responsible for the selection or use of this CUSIP number and no representation is made as to the correctness or accuracy of the CUSIP number listed in any redemption notice or printed on the Notes.

The Trustee shall act as Paying Agent with respect to the redemption of the Notes. As required by the Indenture, the Notes must be presented and surrendered to the Paying Agent in order to receive payment of the Redemption Price. Payment of the Redemption Price will be made on or after the Redemption Date, in accordance with the terms of the Indenture, upon presentation and surrender of the Notes to the Paying Agent at the address set out below:

Wilmington Trust, National Association

1100 North Market Street, 5th Floor

Wilmington, DE 19890

Attention: Workflow Management

CPG INTERNATIONAL LLC